Exhibit 4.2
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934
SecureWorks Corp. (the “Company”) has registered one class of securities under Section 12 of the Securities Exchange Act of 1934, consisting of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”).
The following description of the Class A Common Stock and the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”), is a summary and does not purport to be complete. The description is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (the “Company certificate”) and the Company’s Amended and Restated Bylaws (the “Company bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, as well as the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). For complete information, you should refer to the texts of the Company certificate, the Company bylaws and the relevant provisions of the DGCL.
Authorized Capital Stock
The Company’s authorized capital stock consists of 3,000,000,000 shares of common stock (the “common stock”) and 200,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
The Company certificate authorizes 2,500,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B common stock.
Common Stock
The rights of the holders of the Class A Common Stock and Class B Common Stock under the Company certificate are identical, except with respect to voting and conversion, as described below.
Voting Rights
General. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes upon any matter submitted to a vote of the Company’s stockholders. Except as described below, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class and their votes are counted and totaled together, subject to any voting rights that may be granted to the holders of preferred stock, on all matters submitted to a stockholder vote.
Quorum for Stockholder Meeting; Required Vote. Unless otherwise required by applicable law or provided for in the Company certificate or the Company bylaws, the holders of shares representing a majority in voting power of the shares of the Company’s stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at any meeting of the Company’s stockholders. Where a separate vote by a class or series is required with respect to any matter brought before any annual or special meeting of the Company’s stockholders, the holders of shares representing a majority in voting power of the outstanding shares of that class or series outstanding and entitled to vote with respect to that matter, present in person or represented by proxy, constitute a quorum entitled to take action with respect to the vote on that matter.

Assuming a quorum is present or represented by proxy at a meeting of the Company’s stockholders, except as otherwise required by the Company certificate or law and subject to the rights of holders of any outstanding series of preferred stock, directors are elected by a plurality of the votes cast by the holders of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. At meetings of the Company’s stockholders, assuming a quorum is present or represented by proxy at the meeting and except in the case of a separate vote by a class or series of stock (as described below), as to all matters other than the election of directors, the affirmative vote of the holders of shares representing a majority in voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the matter will decide the matter unless the matter is one upon which a different vote is required by express provision of the Company certificate, the Company bylaws or law, in which case that express provision will govern. Further, where a separate vote by a class or series of stock is required with respect to any matter brought before a meeting of the Company’s stockholders, assuming a quorum is present or represented by proxy at the meeting, the matter will be decided by the affirmative vote of the holders of shares of that class or series representing a majority in voting power of the shares of that class or series present in person or represented by proxy at the meeting and entitled to vote on the matter, unless the matter is one upon which a different vote is required by express provision of the Company certificate, the Company bylaws or law, in which case that express provision will govern.
Certain Amendments to the Company Certificate. So long as any shares of Class A Common Stock are outstanding, without the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote on the matter, voting as a separate class, the Company may not amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Company certificate to alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely. Similarly, so long as any shares of Class B Common Stock are outstanding, without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote on the matter, voting as a separate class, the Company may not amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Company certificate to alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely.
The Company certificate states that, notwithstanding any provisions of the DGCL, the number of authorized shares of the Class A Common Stock, the Class B Common Stock or the preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of the Company’s capital stock representing a majority in voting power of the outstanding capital stock entitled to vote on that increase or decrease, and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or the preferred stock voting separately as a class will be required to approve the increase or decrease.
The holders of the common stock will not be entitled to vote on any amendment to the Company certificate that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series of preferred stock are entitled by the Company certificate or the DGCL to vote on that amendment either separately or together with the holders of one or more other outstanding series of preferred stock.
Control by Dell Technologies. Dell Technologies Inc. (formerly known as Denali Holding Inc., “Dell Technologies”) is the beneficial owner of all outstanding shares of the Class B Common Stock, enabling it to control the outcome of all matters submitted to a vote of the Company’s stockholders. So long as Dell Technologies controls the majority of the voting power of the Company’s outstanding common stock, the Company’s other stockholders will not be able to affect the outcome of any stockholder vote in which holders of the Class B Common Stock are entitled to vote. As a result of the foregoing, Dell Technologies is able to control, directly or indirectly and subject to applicable law, significant matters affecting the Company, including, among others:

•	the election and removal of the Company’s directors;

•	amendments to the Company certificate; and

•	determinations with respect to mergers, business combinations, dispositions of substantially all of the Company’s assets or certain other extraordinary corporate transactions.
Conversion Rights
The holders of the Class A Common Stock do not have conversion rights.
Outstanding shares of the Class B Common Stock may be voluntarily converted, and will be automatically converted, into shares of the Class A Common Stock on a one-to-one basis in the circumstances specified in the Company certificate.
Voluntary Conversion of Class B Common Stock. Each holder of record of shares of Class B Common Stock may convert such shares into an equal number of shares of Class A Common Stock at any time, and from time to time, at the holder’s option.
Automatic Conversion of Class B Common Stock. Each outstanding share of Class B Common Stock will be automatically converted into one share of Class A Common Stock in the following circumstances:

•
upon a transfer of such share of Class B Common Stock if, after the transfer, such share is not beneficially owned by an entity defined as a “Denali Entity” in the Company certificate (a “Dell Technologies Entity”); and

•
on the date (if any) on which the aggregate number of outstanding shares of Class B Common Stock beneficially owned by the Dell Technologies Entities represents less than 10% of the aggregate number of shares of the common stock outstanding on that date, so long as a distribution, as discussed below under “Termination of Voluntary and Automatic Conversion Rights,” has not occurred.

Solely for purposes of the provisions of the Company certificate governing the conversion rights of the Class B Common Stock, a Dell Technologies Entity includes one or more of the following (excluding, in each case, the Company and (a) any legal entity of which the Company is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests or (b) any other legal entity that, directly or indirectly, is controlled by the Company):

(1)
Dell Technologies Inc., any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets, and any person of which Dell Technologies Inc. becomes a subsidiary; and

(2)	any subsidiary of any of the entities referred to in clause (1).

Under the Company certificate:

•
a “subsidiary” of any person is a corporation, partnership, limited liability company, joint venture, association or other legal entity (a) in which the person beneficially owns voting interests representing 50% or more in voting power of the outstanding voting interests or (b) if no governing body exists at that legal entity, in which the person beneficially owns capital stock, partnership interests, limited liability company interests or other ownership interests representing 50% or more in voting power of such ownership interests, with the person being deemed to have beneficial ownership of 50% or more in voting power of such voting interests or ownership interests of a partnership or limited liability company if the person or a subsidiary of the person (or a combination thereof) is, or controls (directly or indirectly), the sole general partner or the managing general partner of that partnership or the managing member of that limited liability company;

•
“voting interests” of any legal entity consist of the capital stock, partnership interests, limited liability company interests or other ownership interests entitled generally to vote on the election of directors, managers or other voting members of the governing body of that legal entity; and

•
“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting interests, by contract or otherwise.

For purposes of the other provisions of the Company certificate (excluding the provisions of the Company certificate governing the conversion rights of the Class B Common Stock), a “Dell Technologies Entity” includes each of the following (excluding, in each case, the Company and (a) any legal entity of which the Company is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests or (b) any other legal entity that, directly or indirectly, is controlled by the Company):

(1)
Dell Technologies Inc., any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets, and any person of which Dell Technologies Inc. becomes a subsidiary;

(2)	any legal entity of which any of the entities referred to in clause (1) is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests;

(3)	any other legal entity that, directly or indirectly, is controlled by, controls or is under common control with any of the entities referred to in clause (1); and

(4)
(a) Michael S. Dell, (b) any legal entity of which Mr. Dell is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests, (c) any other legal entity that, directly or indirectly, is controlled by Mr. Dell, (d) Susan Lieberman Dell Separate Property Trust (the “Dell Trust”), (e) MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC (the “MSD Funds”) and (f) specified permitted transferees of Mr. Dell, the Dell Trust and the MSD Funds, as described below.

The permitted transferees of Mr. Dell and the Dell Trust include the following persons and entities:

•	Mr. Dell, the Dell Trust or any immediate family member, as defined in the Company certificate, of Mr. Dell;

•
the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the Internal Revenue Code) established and principally funded directly or indirectly by Mr. Dell and/or his spouse;

•
one or more trusts whose current beneficiaries are, and will remain for so long as that trust holds the Company’s securities, any of (or any combination of) Mr. Dell, one or more of his immediate family members or any charitable entities referred to in the preceding bullet point;

•	any corporation, limited liability company, partnership or other legal entity wholly owned by any one or more persons or legal entities described in any one of the three preceding bullet points; and

•	from and after Mr. Dell’s death, any recipient under his will, any revocable trust established by him that becomes irrevocable upon his death, or by the laws of descent and distribution.
The permitted transferees of a MSD Fund include the following entities:

•	any of its controlled affiliates (other than portfolio companies); and

•	an affiliated private equity fund of such MSD Fund that remains such an affiliate or affiliated private equity fund of such MSD Fund.

Termination of Voluntary and Automatic Conversion Rights of Class B Common Stock. Except as described below, the foregoing conversion rights of the Class B Common Stock will cease, and shares of the Class B Common Stock will no longer be convertible into shares of Class A Common Stock, if Dell Technologies Entities transfer all or any portion of the Class B Common Stock to Dell Technologies stockholders or other security holders in connection with a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code, referred to, for purposes of this description of the termination of voluntary and automatic conversion rights of the Class B Common Stock as a “distribution.” Following such a distribution, and upon approval of the Company’s Board of Directors (the “Board of Directors”) and subject to conditions specified in the Company certificate (including a requirement to obtain the prior consent of Dell Technologies, which consent may be withheld by Dell Technologies in its sole discretion), the Company may submit to a vote of the Company’s stockholders a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock. Each outstanding share of Class B Common Stock that is not transferred to Dell Technologies stockholders or other security holders in connection with such a distribution will automatically be converted into one share of Class A Common Stock.

Liquidation, Dissolution and Winding Up
In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, subject to the rights of the holders of any series of preferred stock, shares of Class A Common Stock and Class B Common Stock will rank pari passu with each other as to any distribution of the assets of the Company remaining for distribution to holders of stock.
Dividends and Other Distributions
Dividends. The Company certificate does not provide for mandatory dividends. The Board of Directors has the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on the Company’s common stock. Subject to the provisions of any outstanding series of preferred stock, the Board of Directors, in its discretion, may declare and pay dividends on the Class A Common Stock and Class B Common Stock out of funds legally available for the payment of dividends.
No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid on each share of Class B Common Stock, without preference or priority of any kind, except as described in the following paragraph. Similarly, no dividend or distribution may be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid on each share of Class A Common Stock, without preference or priority of any kind, except as described in the following paragraph.
If dividends are declared that are payable in shares of Class A Common Stock or in shares of Class B Common Stock, or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or shares of Class B Common Stock, such dividends will be declared at the same rate on both classes of common stock. In such an event, the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock will be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class B Common Stock will be payable to holders of Class B Common Stock.
Distribution Rights in Connection with Certain Transactions. Under the Company certificate, subject to the rights of holders of any series of preferred stock, in the event of any reorganization, consolidation, share exchange or merger of the Company with or into any other person or persons in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of capital stock or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock will be entitled to receive with respect to each such share the same kind and amount of shares of capital stock and other securities and property (including cash), other than a difference in kind or amount of capital stock and other securities received that is limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock in effect before any such transaction, unless the different treatment of the shares of each such class of common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. If the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in respect of any such transaction, the foregoing provision of the Company certificate will be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights.
No Preemptive or Other Rights
Holders of the Class A Common Stock and the Class B Common Stock do not have any preemptive, cumulative voting, subscription, redemption or sinking fund rights.
Assessability
The shares of Class A Common Stock and Class B Common Stock currently outstanding are fully paid and non-assessable.
Preferred Stock
The Board of Directors has broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of shares of any series of preferred stock outstanding from time to time. The Company certificate authorizes the Board of Directors from time to time and without further stockholder action to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of preferred stock in one or more series and in such amounts as may be determined by the Board of Directors. The powers, designation, preferences and relative, participating, optional or other special rights, if any, of each series of preferred stock, and the qualifications, limitations or restrictions, if any, of those preferences and/or rights, will be those as may be stated in resolutions adopted by the Board of Directors.
The holders of the common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock which the Board of Directors may designate and the Company may issue from time to time. Among other actions, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the Board of Directors could adversely affect the voting power of the holders of the common stock and otherwise could discourage any attempt to effectuate a change in control of the Company, even if the transaction would be beneficial to the interests of the Company’s stockholders.
Corporate Opportunity Provisions under Company Certificate
To address potential conflicts of interest between the Company and the Dell Technologies Entities or Silver Lake Partners and its affiliates (the “Silver Lake Entities”), with respect to corporate opportunities that otherwise are permitted to be undertaken by us, the Company certificate contains provisions regulating and defining the conduct of the Company’s affairs as they may involve the Dell Technologies Entities and the Silver Lake Entities and their respective officers and directors, and the Company’s powers, rights, duties and liabilities and those of the Company’s officers, directors and stockholders in connection with the Company’s relationship with the Dell Technologies Entities and the Silver Lake Entities. These provisions relate not only to corporate opportunities affecting the Company, but also affecting any legal entity of which the Company is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests or any other legal entity that, directly or indirectly, is controlled by the Company, all of which are referred to as “we,” “us” and “our company” for purposes of this description of corporate opportunity provisions. In general, Company certificate provisions recognize that we, the Dell Technologies Entities and the Silver Lake Entities may engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other, may have an interest in the same areas of corporate opportunities and will continue to have contractual, corporate and business relations with each other, including as a result of service by officers and directors of Dell Inc. and Dell Technologies on the Board of Directors and in transactions conducted pursuant to certain agreements between Dell Inc., Dell Technologies Inc. and the Company.
Under the Company certificate, a “corporate opportunity” generally is a potential transaction or business opportunity that we are financially able, contractually permitted or legally able to undertake, that is, from its nature, in our line of business, or is of practical advantage to us, or is one in which we, but for the corporate opportunity provisions of the Company certificate, would have an interest or a reasonable expectancy.
The Company certificate states that, except as otherwise agreed in writing between us and Dell Technologies, the Dell Technologies Entities will have no duty to refrain from:

•	engaging in the same or similar activities or lines of business as those in which we are engaged;

•	doing business with any of our clients, customers or vendors; or

•	employing, or otherwise engaging or soliciting for such purpose, any of our officers, directors or employees.
In addition, under the Company certificate, the Silver Lake Entities will have no duty to refrain from any of the foregoing activities except as otherwise agreed in writing between us and a Silver Lake Entity.
The Company certificate provides that if any Dell Technologies Entity or Silver Lake Entity is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for us, we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such potential transaction or business opportunity or being offered an opportunity to participate in it, and waive any claim that the potential transaction or corporate opportunity constituted a corporate opportunity that should have been presented to us. In any such case, each Dell Technologies Entity and each Silver Lake Entity will, to the fullest extent permitted by law, not be liable to us or the Company’s stockholders for breach of any fiduciary duty as the Company’s direct or indirect stockholder by reason of the fact that any one or more of the Dell Technologies Entities or the Silver Lake Entities pursues or acquires the potential transaction or business opportunity for itself, directs the potential transaction or business opportunity to another person, or otherwise does not communicate information regarding the potential transaction or business opportunity to us.
If one of the Company’s directors or officers who is also a director or officer of a Dell Technologies Entity or a director, officer, principal, member, partner, employee or representative of a Silver Lake Entity is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for us, the Company certificate provides that:

•
we, to the fullest extent permitted by law, renounce any interest or expectancy in the potential transaction or business opportunity or being offered an opportunity to participate in it, and waive any claim that the potential transaction or business opportunity constituted a corporate opportunity that should have been presented to us; and

•
the officer or director will have no duty to communicate or present the potential transaction or business opportunity to us and will, to the fullest extent permitted by law, not be liable to us or the Company’s stockholders for breach of any fiduciary duty as the Company’s officer or director, including, without limitation, by reason of the fact that any one or more of the Dell Technologies Entities or the Silver Lake Entities pursues or acquires the potential transaction or business opportunity for itself, directs the potential transaction or business opportunity to another person, or otherwise does not communicate information regarding the potential transaction or business opportunity to us.

Notwithstanding the foregoing provisions, the Company certificate provides that we will not renounce any interest or expectancy we may have in any corporate opportunity that is expressly offered to any of the Company’s officers or directors in writing solely in that individual’s capacity as an officer or director of the Company.
The corporate opportunity provisions in the Company certificate will continue in effect until the Dell Technologies Entities collectively cease to own beneficially capital stock representing at least 10% in voting power of the capital stock entitled generally to vote on the election of directors, and no director or officer of a Dell Technologies Entity or officer, director, principal, member, partner, employee or representative of a Silver Lake Entity is serving as a director or officer of the Company.
Exclusive Forum Provision
Under the Company certificate, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum will be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware for:

•	any derivative action or proceeding brought on behalf of the Company;

•
any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of the Company’s directors, officers or other employees, or stockholders to the Company or the Company’s stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

•	any action asserting a claim governed by the internal affairs doctrine.
Anti-Takeover Effects of Provisions of Company Certificate, Company Bylaws and Delaware Law
Provisions of Company Certificate and Company Bylaws
The Company certificate and the Company bylaws contain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company that a stockholder may consider favorable, including provisions that, among other matters:

•
provide that the Class B Common Stock is entitled to ten votes per share, while the Class A Common Stock is entitled to one vote per share, enabling Dell Technologies, as the beneficial owner of all outstanding shares of the Class B Common Stock, to control the outcome of all matters submitted to a vote of the Company’s stockholders, including the election of directors, on which the holders of the Class B Common Stock are entitled to vote;

•	provide for the classification of the Board of Directors into three classes, with approximately one-third of the directors to be elected each year;

•
limit the number of directors constituting the entire Board of Directors to a maximum of 15 directors, subject to the rights of the holders of any outstanding series of preferred stock, and provide that the authorized number of directors at any time will be fixed exclusively by a resolution adopted by the affirmative vote of the authorized number of directors (without regard to vacancies);

•
provide that, at such time (if any) as the Dell Technologies Entities beneficially own capital stock representing less than 40% in voting power of the Company’s capital stock entitled to vote generally on the election of directors, any newly-created directorship and any vacancy on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office;

•
provide that, at such time (if any) as the Dell Technologies Entities beneficially own capital stock representing less than 50% in voting power of the capital stock entitled to vote generally on the election of directors, directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority in voting power of all outstanding shares of the Company’s capital stock, voting together as a single class;

•
provide that a special meeting of stockholders may be called only by the chairman of the Board of Directors, a majority of the directors then in office or, so long as Dell Technologies Entities beneficially own capital stock representing at least 40% in voting power of the Company’s capital stock entitled to vote generally on the election of directors, Dell Technologies;

•
provide that, at such time (if any) as the Dell Technologies Entities beneficially own capital stock representing less than 50% in voting power of the Company’s capital stock entitled to vote generally on the election of directors, any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting may not be effected by a written consent in lieu of a meeting unless that action and the taking of that action by written consent have been approved in advance by the Board of Directors;

•
establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special meeting of the Company’s stockholders; and

•
as described above, provide authority for the Board of Directors without stockholder approval to provide for the issuance of up to 200,000,000 shares of preferred stock, in one or more series, with terms and conditions, and having rights, privileges and preferences, to be determined by the Board of Directors.

Further, as a Delaware corporation, the Company is subject to provisions of Delaware law, including Section 203 of the DGCL (which is summarized below), from and after the date specified below, that may deter a takeover attempt that its stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company that a stockholder may consider favorable, or negatively affect the trading price of its common stock, including the Class A Common Stock. These provisions also could discourage proxy contests and make it more difficult for the Company’s stockholders to elect directors of their choosing and to cause the Company to take other corporate actions that may be supported by its stockholders.
Section 203 of the DGCL
Under the Company certificate, the Company will become subject to Section 203 of the DGCL at such time (if any) as the Dell Technologies Entities cease to own beneficially capital stock representing at least 10% in voting power of the Company’s capital stock entitled to vote generally on the election of directors. Until that date, the Company has elected in the Company certificate not to be governed by Section 203.
Section 203, with specified exceptions, prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following transactions, subject to specified exceptions:

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any merger or consolidation of the corporation or any majority-owned subsidiary of the corporation with the interested stockholder or, in specified circumstances, any other entity if the merger or consolidation is caused by the interested stockholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of assets of the corporation or of any majority-owned subsidiary of the corporation which have an aggregate market value equal to 10% or more of either (1) the aggregate market value of the consolidated assets of the corporation or (2) the aggregate market value of all outstanding stock of the corporation;

•
subject to certain limited exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary owned by the interested stockholder; or

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any receipt by the interested stockholder of any direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns, or within three years prior to the determination of interested stockholder status beneficially owned, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person, subject to specified exceptions.
The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt with respect to the Company that the Board of Directors does not approve even if some of the Company’s stockholders would support the takeover attempt.
Listing
The Class A Common Stock is traded on the Nasdaq Global Select Market under the trading symbol “SCWX.” The Class B Common Stock is not listed on any securities exchange or traded in any public market.